Exhibit (i)

Drinker Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com

December 22, 2014

The Arbitrage Funds
41 Madison Avenue, 42nd Floor
New York, New York 10010

Re:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel for The Arbitrage Funds, a Delaware statutory trust (the “Trust”), organized under a Trust Instrument dated February 15, 2000, as Amended and Restated on December 22, 2014 (the “Trust Instrument”), in connection with the filing on the date of this opinion of an amendment to the registration statement (“Registration Statement”) of the Trust to register under the Securities Act of 1933 (the “1933 Act”) four separate classes of shares of beneficial interest (known as Class R Shares, Class I Shares, Class C Shares and Class A Shares, collectively, the “Shares”) representing interests in a series, or fund, of the Trust known as The Arbitrage Tactical Equity Fund (the “Fund”).  The Trust is authorized to issue an unlimited number of Shares of the Fund.

We have reviewed the Registration Statement, the Trust’s Trust Instrument, as amended, its By-Laws and certain resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered appropriate.

This opinion is based exclusively on the laws of the State of Delaware and the federal law of the United States of America.

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Trust’s Trust Instrument, as amended, its By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

The Arbitrage Funds
December 22, 2014

2. The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

Based on the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust.

2. When issued and paid for on the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust; and the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 31 to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Statement of Additional Information included in Post-Effective Amendment No. 31. This consent does not constitute a consent under Section 7 of the 1933 Act, and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP